Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-41839 on Form N-1A of our report dated November 12, 2025, relating to the financial statements and financial highlights of Fidelity Strategic Real Return Fund, appearing on Form N-CSR of Fidelity Salem Street Trust for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 19, 2025